Exhibit 23

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

         As independent public accountants, we hereby consent to the incorporation of our report dated January 29, 2002 included in this Form 10-K for the year ended December 31, 2001, into the Company's previously filed Registration Statements (File Nos. 2-99967, 33-35951, 333-04273, 333-10415, 333-175155, 333-18523, 333-38047, 333-41447, 333-89437 and 333-72906).

ARTHUR ANDERSEN LLP
Los Angeles, California
March 25, 2002